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EXHIBIT 12.1

                                 USX CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                        TOTAL ENTERPRISE BASIS--UNAUDITED
                              CONTINUING OPERATIONS
                              (DOLLARS IN MILLIONS)

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

                                                                          YEAR ENDED DECEMBER 31
                                                           ---------------------------------------------------
                                                             1999       1998       1997       1996       1995
                                                             ----       ----       ----       ----       ----
Portion of rentals representing interest...............     $   95     $  105     $   82    $    78    $    76
Capitalized interest...................................         26         46         31         11         13
Other interest and fixed charges.......................        365        318        352        428        486
Pretax earnings which would be required to
    cover preferred stock dividend requirements
    of parent..........................................         14         15         20         37         46
                                                            ------     ------     ------    -------    -------

Combined fixed charges and preferred stock
    dividends (A)......................................     $  500     $  484     $  485    $   554    $   621
                                                            ======     ======     ======    =======    =======

Earnings--pretax income with
    applicable adjustments (B).........................     $2,098     $1,671     $1,761     $1,887    $   909
                                                            ======     ======     ======    =======    =======

Ratio of (B) to (A)....................................       4.20       3.45       3.63       3.41       1.46
                                                            ======     ======     ======    =======    =======

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